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                                                                 EXHIBIT (c)(4)

                                                                  EXECUTION COPY

                          MANAGEMENT SUPPORT AGREEMENT

            SUPPORT AGREEMENT (this "Agreement"), dated as of March 22, 1999, by and between Vivendi, a societe anonyme organized under the laws of France ("Parent"), and Richard J. Heckmann ("Seller").

            WHEREAS, concurrently herewith, Parent, Eau Acquisition Corp. (the "Purchaser"), a Delaware corporation and a subsidiary of Parent, and United States Filter Corporation (the "Company"), a Delaware corporation, are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement", which term shall not include any amendment to such Agreement which decreases the Offer Price or changes the form of consideration payable in the Offer, unless Seller consents to the inclusion of such amendment in such term). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement, pursuant to which the Purchaser agrees to make a tender offer (the "Offer") for all outstanding Shares of the Company, at $31.50 per Share (the "Offer Price") net to the seller in cash, to be followed by a merger (the "Merger") of the Purchaser with and into the Company;

            WHEREAS, as of the date hereof, Seller is an executive officer of the Company beneficially owns directly 647,658 Shares (the "Owned Shares") and options to acquire 761,650 Shares, and other equity-linked securities and arrangements (the "Options");

            WHEREAS, as a condition to their willingness to enter into the Merger Agreement and make the Offer, Parent and the Purchaser have required that Seller agree, and Seller hereby agrees, (i) to tender pursuant to the Offer the Owned Shares, together with any Shares acquired after the date hereof and prior to the termination of the Offer, whether upon the exercise of Options, conversion of convertible securities or otherwise (collectively, the "Tender Shares") on the terms and subject to the conditions provided for in this Agreement and (ii) to enter into the other agreements set forth herein; and

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

            1. Agreement to Tender and to Vote.

            1.1 Tender. Seller hereby agrees to validly tender (or cause the record owner of such shares to validly tender), pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer but in no event later than ten business days after the date of commencement of the Offer, the Tender Shares by physical delivery of the certificates therefor and to not withdraw such Tender Shares, except following termination of the Offer pursuant to its terms. Seller hereby acknowledges and agrees that Parent's and the Purchaser's obligation to accept for payment and pay for the Tender Shares is subject to the terms and conditions of the Offer. Seller hereby permits Parent and the Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required

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under applicable law, the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership of the Tender Shares and the nature of its commitments, arrangements and understandings under this Agreement.

            1.2 Voting. Seller hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, Seller shall (a) vote the Tender Shares in favor of the Merger;
(b) vote the Tender Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Tender Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Purchaser; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business. Seller hereby revokes any proxy previously granted by him with respect to the Tender Shares.

            1.3 Grant of Irrevocable Proxy; Appointment of Proxy.

            (i) Seller hereby irrevocably grants to, and appoints, Michel Avenas, Christian G. Farman and Jean-Marie Messier, or any of them, in their respective capacities as officers of the Purchaser or Parent, and any individual who shall hereafter succeed to any such office of the Purchaser or Parent, and each of them individually, Seller's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Seller, to vote the Tender Shares in favor of the Merger and other transactions contemplated by the Merger Agreement, against any Acquisition Transaction and otherwise as contemplated by Section 1.2.

            (ii) Seller represents that any proxies heretofore given in respect of the Tender Shares are not irrevocable, and that any such proxies are hereby revoked.

            (iii) Seller understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Seller's execution and delivery of this Agreement. Seller hereby affirms that the irrevocable proxy set forth in this Section 1.3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Seller under this Agreement consistent with Seller's duties as an officer or Director of the Company and in accordance with the terms of the Merger Agreement. Seller hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Seller hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.


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            1.4 No Inconsistent Arrangements. Seller hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) except to the Purchaser, transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Options or Tender Shares or any interest therein, (ii) except with Parent, enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Options or Tender Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Options or Tender Shares, (iv) deposit any Options or Tender Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Tender Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or which would make any representation or warranty of Seller hereunder untrue or incorrect.

            1.5 No Solicitation. Seller hereby agrees that it shall not, and shall not permit or authorize any of its affiliates, representatives or agents to, directly or indirectly, encourage, solicit, explore, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any corporation, partnership, person or other entity or group (other than Parent, the Purchaser or any of their affiliates or representatives) concerning any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. Seller will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. From and after the execution of this Agreement, Seller shall immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any oral proposal or inquiry relating to an Acquisition Transaction. Seller shall promptly advise Parent in writing of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Any action taken by the Company or any member of the Board of Directors of the Company including, if applicable, any representative of Seller acting in such capacity, in accordance with the proviso to the second sentence of Section 6.10(a) of the Merger Agreement shall be deemed not to violate this Section 1.5.

            1.6 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Seller hereby agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Seller shall promptly consult with Parent and provide any necessary information and material with respect to all filings made by Seller with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

            1.7 Waiver of Appraisal Rights. Seller hereby waives any rights of appraisal or rights to dissent from the Merger that it may have.


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            1.8 Option; Payment for Tender Shares in Excess of the Offer Price.

                  (a) In order to induce Parent and Purchaser to enter into the
            Merger Agreement, Seller hereby grants to Parent an irrevocable option (the "Stock Option") to purchase the Tender Shares at a purchase price per share equal to the Offer Price (the "Purchase Price"), on the terms described below. If (i) the Tender Shares are purchased pursuant to the Offer, (ii) the Merger Agreement is terminated pursuant to Section 8.1 (e), (f) or (g), or the Offer is terminated following the failure of any of the conditions set forth in clauses (c) or (e) of Annex I of the Merger Agreement to be satisfied, the Stock Option shall, in either such case, become exercisable in whole or in part upon the first to occur of either such event and remain exercisable, in whole or in part, until the date which is 120 days after the date of the occurrence of such event; provided that the Stock Option may only be exercised if (x) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any equivalent foreign laws, required for the purchase of the Tender Shares upon such exercise shall have expired or been waived (and such 120-day period shall be tolled if it would otherwise expire pending such expiration or waiver) and (ii) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Stock Option pursuant to this Agreement. In the event that Parent wishes to exercise the Stock Option, Parent shall send a written notice (the "Notice") to Seller identifying the place and date (not less than one nor more than 20 business days from the date of the Notice) for the closing of such purchase.

                  (b) Seller hereby agrees that any incremental value Seller has in the equity of the Company (including any Shares and Options beneficially owned by Seller) resulting from or attributable to an Acquisition Transaction (other than with Parent or the Purchaser) that is entered into or consummated within 12 months of the termination of the Merger Agreement that exceeds $31.50 per share (an "Excess Amount") shall belong to Parent. Seller accordingly agrees to hold in trust for the benefit of Parent, and to remit to Parent within two days of any receipt thereof (or, if earlier, entitlement to receive), any Excess Amount or Amounts that Seller shall receive or be entitled to receive from any person. Seller acknowledges that this provision is a material inducement to Parent and Purchaser to enter into this Agreement, and is intended to ensure that Seller would not have a personal incentive to favor a competing transaction over the transactions contemplated by the Merger Agreement. Accordingly, Seller hereby agrees to reimburse Parent and Purchaser for any fees and expenses (including reasonable attorneys fees) incurred by Parent and Purchaser in connection with any successful litigation, dispute or other attempt to recover Excess Amounts.


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            2. Expiration. This Agreement and Seller's obligation to tender provided hereto shall terminate on the earlier of the payment for the Shares pursuant to the Offer and the 181st day after the termination of the Merger Agreement.

            3. Representation and Warranties. Seller hereby represents and warrants to Parent as follows:

                  (a) Title. Seller has good and valid title to the Owned
            Shares, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature and, upon the purchase of the Tender Shares by the Purchaser, Seller will deliver good and valid title to the Tender Shares, free and clear of any lien, charge, encumbrance or claim of whatever nature.

                  (b) Ownership of Shares. On the date hereof, the Owned Shares are owned of record or beneficially by Seller and, on the date hereof, the Owned Shares constitute all of the Shares owned of record or beneficially by Seller. Seller has sole voting power and sole power of disposition with respect to all of the Owned Shares, with no restrictions, subject to applicable federal securities laws, on Seller's rights of disposition pertaining thereto.

                  (c) Power; Binding Agreement. Seller has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller will not violate any other agreement to which Seller is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

                  (d) No Conflicts. Other than in connection with or in
            compliance with the provisions of the Exchange Act and the HSR Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, encumbrance, pledge, charge or claim upon any of the properties or assets of Seller under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Seller is a party or by which its properties or assets are bound.

                  (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other


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            similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

            4. Additional Shares. Seller hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Shares acquired by Seller, if any, after the date hereof.

            5. Further Assurances. From time to time, at the Parent's request and without further consideration, Seller shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by Section 1 of this Agreement.

            6. Miscellaneous.

            6.1 Non-Survival. The representations and warranties made herein shall terminate upon Seller's sale of the Tender Shares to the Purchaser in the Offer or pursuant to exercise of the Stock Option, other than Seller's representation and warranty in Sections 3(a) and (b) which shall survive the sale of the Tender Shares and the termination of this Agreement following such sale.

            6.2 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

            6.3 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery, telegram, telex or telecopy or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

        If to Seller:

                      c/o United States Filter Corporation
                      40-004 Code Street
                      Palm Desert, California  92211


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        copy to Seller's Counsel:

                      Diamond & Ostrow LLP
                      1900 Avenue of the Stars, Suite 600
                      Los Angeles, California 90067
                      Telecopy: 310-785-9555
                      Attention: Michael H. Diamond

        If to Parent:

                      Vivendi
                      42, Avenue de Friedland
                      75380 Paris Cedex 08
                      France
                      Attention: Guilluame Hannezo
                      Fax: (011) 331-71-71-14-15

        copy to:

                      Wachtell, Lipton, Rosen & Katz
                      51 West 52nd Street
                      New York, New York  10019
                      Attention: Daniel A. Neff, Esq.
                                 Trevor S. Norwitz, Esq.
                      Fax: (212) 403-2000

        and

                      Cabinet Bredin Prat
                      130 rue du Faubourg Saint Honore
                      75008 Paris Cedex
                      France
                      Attention: Elena M. Baxter, Esq.
                      Fax: (011) 331-4359-7001

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

            6.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of Seller, Parent and the Purchaser irrevocably submits to the exclusive jurisdiction of any Delaware state or federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court, and hereby irrevocably waives, to the fullest


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extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

            6.6 Specific Performance. Seller recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause Parent to sustain damages for which it would not have an adequate remedy at law, and therefore Seller agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

            6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

            6.8 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            6.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                             *        *        *


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            IN WITNESS WHEREOF, Parent and Seller have caused this Agreement to be duly executed as of the day and year first above written.

                                VIVENDI


                                By: /s/ Jean-Marie Messier
                                    --------------------------------------------
                                    Name: Jean-Marie Messier
                                    Title: Chairman and Chief Executive Officer


                                RICHARD J. HECKMANN

                                    /s/ Richard J. Heckmann
                                    --------------------------------------------
                                    Name: Richard J. Heckmann


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